Exhibit 99.1

For Release February 6, 2008	Contact:
4:01 pm	Richard F. Latour
President and CEO
Tel: 781-994-4800
MICROFINANCIAL INCORPORATED ANNOUNCES
FOURTH QUARTER AND YEAR END 2007 RESULTS
Woburn, MA — February 6, 2008 — MicroFinancial Incorporated (AMEX-MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the fourth quarter and the year ended December 31, 2007.
2007 Accomplishments Include:
•	Second consecutive full year of profitability with net income of $6.2 million, a 58.4% increase as compared to $3.9 million in 2006;

•	Continued investment in sales and marketing efforts resulting in a 154% increase in originations from $21.5 million in 2006 to $54.6 million;

•	An 11.6% or $1.7 million reduction in selling, general and administrative expenses compared to 2006;

•	A 6.9% or $2.8 million increase in cash received from customers compared to 2006;

•	Cash dividends paid of $2.8 million for a 3.2% dividend yield;

•	The addition of 903 new vendors; and

•	A return on average assets of 9.8% and return on average equity of 10.6% with a ratio of total liabilities to total equity of less than 0.2 times at December 31, 2007.
Fourth Quarter 2007 Results
Net income for the fourth quarter of 2007 was $1.7 million or $0.12 per diluted share based upon 14,154,862 shares, compared to net income of $1.8 million, or $0.13 per diluted share based upon 13,979,368 shares for the same period last year.
Revenue in the fourth quarter of 2007 was $8.6 million compared to $7.5 million in the fourth quarter of 2006 as expected declines in rental income and other revenue during the quarter were more than offset by growth in the leasing revenues associated with our new lease originations. Revenue from leases was $4.2 million, up $2.7 million from the same period last year and rental income was $2.9 million, down $1.6 million from December 31, 2006. Other revenue components contributed $1.5 million for the current quarter, down $0.1 million from the same period last year.

Total operating expenses for the current quarter increased 7.4% to $6.0 million from $5.6 million in the fourth quarter of 2006. Fourth quarter net charge-offs increased slightly to $2.3 million from $2.2 million in the comparable period of 2006. The fourth quarter 2007 provision for credit losses increased $0.9 million to $2.7 million as compared to the fourth quarter of 2006 primarily due to the growth in lease receivables associated with our new lease originations. Sequentially, amounts billed greater than 31 days delinquent as of December 31, 2007 decreased slightly to $2.8 million from $2.9 million as of September 30, 2007. Selling, general and administrative expenses decreased 3.0% to $3.0 million from $3.1 million in the fourth quarter of last year primarily due to reductions in collection related expenses. Depreciation and amortization expense declined 64.3% to $0.2 million for the quarter, due to a decline in the number of rental and service contracts as well as the fact that a greater percentage of these assets are fully depreciated.
Cash received from customers in the fourth quarter was $12.4 million compared to $9.0 million during the same period in 2006. New originations in the quarter increased by 14.9% to $17.1 million for the fourth quarter 2007, compared to the third quarter 2007.
Richard Latour, President and Chief Executive Officer said, “I am pleased with our continued progress in growing the business. In the fourth quarter of 2007, new contract originations improved to $17.1 million, an increase of $8.0 million from the fourth quarter of 2006. In addition, we had our largest quarter for new vendor approvals at 291, bringing the total vendor count to approximately 2,100. We also processed over 12,100 applications, an increase of over 5,200 applications as compared to the same period last year. Throughout the year, management and employees focused on executing our growth strategy and scaling our business. We believe our dual focus on growth and operational efficiency will continue to serve us well in the years ahead. Our priorities have remained consistent — growing our vendor base, expanding product offerings, and maintaining efficiencies. I am encouraged by the success we have achieved through these initiatives and look forward to continued progress on these objectives.”
Full Year 2007 Results
For the year ended December 31, 2007, net income was $6.2 million versus net income of $3.9 million for the same period last year. Net income per diluted share for the year was $0.44 based on 14,149,634 shares versus $0.28 based on 13,958,759 shares for 2006.
Revenues for the year ended December 31, 2007 decreased 2.4% to $31.7 million compared to $32.4 million during 2006. Revenue from leases was $12.3 million, up $8.4 million from the previous year and rental income was $13.6 million, down $7.3 million from 2006. Other revenue components contributed $5.8 million, down $1.9 million from the previous year. New contract originations for the year ended December 31, 2007 were $54.6 million versus $21.5 million during 2006.
Total operating expenses for the year ended December 31, 2007 declined 17.8% to $22.2 million versus $27.0 million for 2006. Selling, general and administrative expenses declined $1.7 million to $12.8 million and depreciation and amortization expenses declined 74.8% to $1.3 million. Significant factors in the decline of the SG&A expense include declines in legal expenses of $0.4 million and collection expenses of $1.1 million. The provision for credit losses increased $0.9 million to $7.9 million compared to the prior year. Year to date net charge-offs declined to $7.4 million as compared to $10.5 million for 2006.
Headcount at December 31, 2007 was 78, up from 67 at the end of 2006. Cash from customers was $42.6 million during 2007 as compared to $39.8 million for the prior year.

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	December 31,
	2006	2007

ASSETS
Cash and cash equivalents	$28,737	$7,080
Restricted Cash	0	561
Net investment in leases:
Receivables due in installments	40,455	92,314
Estimated residual value	3,859	9,814
Initial direct costs	302	729
Less:
Advance lease payments and deposits	(50)	(219)
Unearned income	(13,682)	(35,369)
Allowance for credit losses	(5,223)	(5,722)

Net investment in leases	25,661	61,547
Investment in service contracts, net	613	203
Investment in rental contracts, net	313	106
Property and equipment, net	655	782
Other assets	652	703
Deferred income taxes, net	3,090	0

Total assets	$59,721	$70,982

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,	December 31,
	2006	2007

Notes payable	$5	$6,531
Accounts payable	1,038	1,350
Dividends payable	691	698
Other liabilities	1,110	801
Income taxes payable	741	228
Deferred income taxes	0	546

Total liabilities	3,585	10,154

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at December 31, 2006 and December 31, 2007	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 13,811,442 and 13,960,778 shares issued at December 31, 2006 and December 31, 2007, respectively	138	140
Additional paid-in capital	44,136	45,412
Retained earnings	11,862	15,276

Total stockholders’ equity	56,136	60,828

Total liabilities and stockholders’ equity	$59,721	$70,982

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2007	2006	2007
Revenues:
Income on financing leases	$1,514	$4,210	$3,917	$12,302
Rental income	4,461	2,906	20,897	13,612
Income on service contracts	392	278	1,870	1,271
Loss and damage waiver fees	420	591	1,895	2,033
Service fees and other	373	446	2,448	1,576
Interest income	366	125	1,415	877

Total revenues	7,526	8,556	32,442	31,671

Expenses:
Selling, general and administrative	3,054	2,963	14,499	12,824
Provision for credit losses	1,861	2,736	6,985	7,855
Depreciation and amortization	692	247	5,326	1,344
Interest	27	104	162	143

Total expenses	5,634	6,050	26,972	22,166

Income before provision for income taxes	1,892	2,506	5,470	9,505
Provision for income taxes	131	773	1,555	3,303

Net income	$1,761	$1,733	$3,915	$6,202

Net income per common share:
Basic	$0.13	$0.12	$0.28	$0.45

Diluted	$0.13	$0.12	$0.28	$0.44

Weighted-average shares:
Basic	13,811,442	13,960,778	13,791,403	13,922,974

Diluted	13,979,368	14,154,862	13,958,759	14,149,634

About The Company
MicroFinancial Inc. (AMEX: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Woburn, Massachusetts.
Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.